EXHIBIT 10.1

Employment Contract

This contract of employment is entered into between Hong Kong Takung Art Company Limited. (hereinafter referred to as “Employer”) and Mr. LIM, Jehn Ming (hereinafter referred to as “Employee”) on under the terms and conditions of employment below:

1.	Commencement of Employment	Effective from 18 February, 2019

2.	Probation Period	3 months (Employer can request an extension of the probation period if Employee’s work performance within the probation period is considered unsatisfactory).

3.	Position	Chief Financial Officer

4.	Duty	Served as Chief Financial Officer for both Hong Kong and our subsidiary company in United State

5.	Place of Work	Office: Room 1105,Wing On Plaza, 62 Mody Road, Tsim Sha Tsui, Kowloon, Hong Kong. The Employee will be required to report for duty and to perform his/her work at the Office or at such other places or locations to be designated to the Employee from time to time or as the circumstances may require.

6.	Normal Working Hours	5 days per week, 8 hours per day from 8:30 am to 5:30 pm

The Employee is required to work at such times and for such periods for the efficient and conscientious discharge of his/her duties. If it is necessary due to bank clearing or events beyond the Employer’s control, the Employee may be required to work overtime. Unless otherwise approved by the Employer, there will not be any additional payment or allowance for overtime work.

The Employer reserves the right to alter the Employee’s working hours and rest days if it finds necessary. The Employee understands and agrees to such arrangement.

7.	Meal Break working	From 12:00 pm to 1:00 pm Meal break is not counted as working hour and is without pay.

8.	Rest Days	Saturdays and Sundays

9.	Salary	HK 65000 per month

10.	Holidays	The Employee is entitled to statutory holidays with pay.

11.	Annual Leave	The Employee is entitled to 12 days of paid annual leave at such time to be agreed with the Employer.

12.	Sickness Allowance	The Employee is entitled to sickness allowance according to the provisions of the Employment Ordinance.

13.	Termination of Employment Contract	a. During the first month of the probationary period,either party may terminate the employment without notice or payment in lieu of notice. During the remainder of the probationary period, either party may terminate the employment with seven (7) days’ notice in writing or seven (7) days’ salary in lieu of notice.

b. After probation, either party may give to the other one (1) month’s notice in writing or one (1) months salary in lieu thereof to terminate the employment. After service of such notice of termination, no annual leave may be taken by the Employee before the actual date of termination of the employment.

14.	Confidentiality	The Employee shall not at any time whether during employment or at any time thereafter except so far as is necessary and proper in the ordinary course of employment make public or disclose to any person any information a to the Employers practice, business dealings,affairs or other information, which may come to his/her knowledge in the course of his/her employment.

15.	Work Arrangements during Typhoon	The Employee is not required to work when typhoon signal no.8 or above is hoisted and no salary will be deducted during this period. The Employee is required to resume duty if the typhoon signal no.8 is lowered before 1:00pm. The Employee is required to return to work within 2 hours after cancellation of typhoon signal no.8. The Employee is not required to work when black rainstorm warning is hoisted and no salary will be deducted during this period. The Employee is required to resume duty if the black rainstorm warning is cancelled before 1:00pm. The Employee is required to return to work within 2 hours after cancellation of black rainstorm warning.

16.	Others	The Employee is entitled to all other rights, benefits or protection under the Employment Ordinance, the Minimum Wage Ordinance, the Mandatory Provident Fund Schemes Ordinance, the Employees’ Compensation Ordinance and any other relevant Ordinances.

The Employer and the Employee hereby declare that they understand thoroughly the above provisions and agree to sign to abide by such provisions. They shall each retain a copy of this contract for future reference. If there is any inconsistency or conflict between Chinese and English version, the Chinese version shall prevail.

The Employee understands that he/she is entitled to seek independent legal advice before signing this contract.